Exhibit 99.1

Biometric Authentication and Security Solutions Provider

BIO-key Reports Q1 2018 Results

Wall, NJ, May 15, 2018 - BIO-key International, Inc. (NASDAQ: BKYI), an innovative provider of biometric authentication and security solutions, today reported results for its first quarter ended March 31, 2018 (Q1’18) and will host a conference call tomorrow, May 16th at 10:00 a.m. EDT (details below) to review its results and outlook.

Highlights:

●	Regional bank selected BIO-key to enable biometric-based employee access to network resources via shared workstations
●	Molding & tool manufacturer secured factory floor and administrative network with BIO-key’s fingerprint biometric solutions
●	Industrial engineering / manufacturing firm deployed BIO-key solution following password-sharing security breach
●	Government defense ministry implemented BIO-key solutions that integrate with Microsoft Active Directory to strengthen network access and reporting
●

Introduced OmniPass Consumer, a password management solution that interoperates with BIO-key fingerprint readers to enable secure, one-touch sign-in to websites and apps. OmniPass is available for/bundled with all BIO-key fingerprint reader models.

BIO-key's CEO Michael DePasquale commented, "We continue to see solid growth opportunities across our software, hardware and consumer hardware product lines. However, as we have indicated and expected, BIO-key’s quarterly performance will continue to fluctuate based on the timing of larger software and hardware agreements, creating variability in our year over year and sequential quarterly comparisons as we saw in Q1 2018. For this reason, we continue to focus investors on full year results and provide financial guidance for full year revenue as we believe this longer-term measure presents a more relevant performance metric for our business.

“We are working on a range of customer opportunities, partnerships and expanded distribution relationships, with a particular focus on opportunities across Asia, all of which support our positive outlook and guidance. Thus, we are maintaining our full year revenue guidance in the range of $8M - $12M.

“In summary, we are experiencing increasing enterprise engagement for the security, convenience, risk and reporting benefits of our biometric solutions. While sales cycles can remain lengthy with certain larger procurements, we are also seeing deployments being fast-tracked as a result of a data breach or a change in senior management priorities. We are active on a range of current opportunities while we continue to invest in new innovative applications for our technology – initiatives that we believe further expand our reach and revenue potential.”

Q1 2018 Results

Q1’18 total revenue declined by $577,000 to $841,000 from $1,418,000 in Q1’17, principally due to lower software license and hardware reader revenue, partially offset by a $151,000 contribution from our new line of Bluetooth and Biometric-enabled locks.

Gross margin was negative 40% in Q1’18 compared to 53% in Q1’17, due principally to an increase in non-cash software license amortization to $660,000 in Q1’18 compared to $390,000 in Q1’17. Q1’18 operating expenses decreased 12% due to overhead reduction initiatives as well as reduced R&D expense due principally to the reallocation of certain R&D costs to cost of revenue.

BIO-key's Q1’18 net loss available to common stockholders was ($2,348,000), or ($0.30) per basic share, compared to ($1,557,000), or ($0.26) per basic share, in Q1’17. Per share results in 2018 and 2017 are based on a weighted average of 7.851 million and 6.095 million basic shares outstanding, respectively, reflecting the impact of the Company’s 1-for-12 reverse split effected in December 2016.

At March 31, 2018, BIO-key’s cash and cash equivalents improved to $1.3 million compared to $0.3 million at December 31, 2017.

Financial Guidance:

Based on specific opportunities in discussion; product development, sales & marketing, partner and distribution initiatives; and recurring anticipated revenue streams, BIO-key is reiterating its full year revenue guidance of $8M-12M. Within this guidance range, BIO-key would expect to generate positive cash flow from operations for the full year 2018.

Conversion of Preferred Stock into Common at $3.60 Per Share

The following table outlines Q1 and year to date conversions of convertible preferred stock into common stock. BIO-key views these conversions as supportive, positive developments for the Company as they eliminate future convertible preferred dividend requirements on converted shares, enhance BIO-key’s financial strength, and streamline the Company’s capital structure.

	# Conv. Shares Converted to Common	Accrued Conv. Dividends Converted into Common	Conversion Price	Common Shares Issued	Date	Reduction in Annual Dividends
Series B-1 2.5% Convertible Preferred	60,420		$3.60	1,678,334	3/23/2018	$151,050
Accrued Series B-1 dividends		$417,084	$3.60	115,857	3/23/2018

Series A-1 6% Convertible Preferred	39,088		$3.60	1,085,778	4/3/2018	$234,528
Accrued A-1 dividends		$330,552	$3.60	91,820	4/3/2018
Totals		$747,636		2,971,789		$385,578

The foregoing conversions increased BIO-key’s issued and outstanding common shares by 2.97 million shares to approximately 10.7 million, reduced accrued dividends totaling nearly $750,000, and reduced future annual dividend payments by approximately $386,000.

Conference Call and Webcast Replay

Date/Time:                Wednesday, May 16, 2018 at 10 am ET

Dial-In number:        877-418-5460 U.S. or 412-717-9594 (Intl.)

Webcast Replay:       BKYI Q1 2018 Webcast & Replay Available for 30 days

Call Replay:               877-344-7529 U.S. or 412-317-0088; Int’l code 10119967

About BIO-key International, Inc. (www.bio-key.com)

BIO-key is revolutionizing authentication with biometric solutions that enable convenient and secure access to information and high-stakes transactions. We offer alternatives to passwords, PINs, tokens, and cards to make it easy for enterprises and consumers to secure their devices as well as information in the cloud. Our premium finger scanning devices, including SideSwipeTM SideTouchTM EcoIDTM and SidePassTM offer market-leading quality, performance and price. BIO-key is now bringing the power and ease of use of biometric technology to its recently launched TouchLockTM line of biometric and Bluetooth enabled padlocks – thereby providing even more ways to BIO-key your world!

BIO-key Safe Harbor Statement

All statements contained in this press release other than statements of historical facts are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "Act"). The words "estimate," "project," "intends," "expects," "anticipates," "believes" and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are made based on management's beliefs, as well as assumptions made by, and information currently available to, management pursuant to the "safe-harbor" provisions of the Act. These statements are not guarantees of future performance or events and are subject to risks and uncertainties that may cause actual results to differ materially from those included within or implied by such forward-looking statements. These risks and uncertainties include, without limitation, our ability to develop new products and evolve existing ones, customer and market acceptance of biometric solutions generally and our specific offerings, our ability to expand sales within existing customer relationships, our ability to raise additional capital, and our ability to attract and retain key personnel. For a more complete description of these and other risk factors that may affect the future performance of BIO-key International, Inc., see "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2017 and its other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances after the date made.

Facebook – Corporate:	BIO-key International
Twitter – Corporate:	@BIOkeyIntl
Twitter – Investors:	@BIO_keyIR
StockTwits:	@BIO_keyIR

Investor & Media Contacts

William Jones, Tanya Kamatu

Catalyst Global

212-924-9800

bkyi@catalyst-ir.com

BIO-KEY International, Inc. and Subsidiary
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2018	December 31, 2017
	(Unaudited)
ASSETS
Cash and cash equivalents	$1,299,631	$288,721
Accounts receivable, net	305,176	2,875,946
Due from factor	54,045	109,865
Inventory	899,160	946,847
Resalable software license rights	2,730,000	2,640,000
Prepaid expenses and other	166,875	152,654
Total current assets	5,454,887	7,014,033
Resalable software license rights, net of current portion	7,196,348	7,933,808
Accounts receivable, net of current portion	740,000	760,000
Equipment and leasehold improvements, net	193,002	181,165
Capitalized contract costs, net	365,367	-
Deposits and other assets	8,712	8,712
Intangible assets, net	175,449	181,104
Total non-current assets	8,678,878	9,064,789
TOTAL ASSETS	$14,133,765	$16,078,822

LIABILITIES
Accounts payable	$252,985	$499,230
Accrued liabilities	524,680	688,023
Dividends payable on preferred stock	369,486	630,408
Deferred revenue	374,439	507,866
Total current liabilities	1,521,590	2,325,527
TOTAL LIABILITIES	1,521,590	2,325,527

Commitments and contingencies
STOCKHOLDERS’ EQUITY:

Series A-1 convertible preferred stock: authorized, 100,000 (liquidation preference of $100 per share); issued and outstanding 62,596 of $.0001 par value at March 31, 2018 and December 31, 2017, respectively	6	6
Series B-1 convertible preferred stock: authorized, 105,000 (liquidation preference of $100 per share); issued and outstanding 44,580 and 105,000 of $.0001 par value at March 31, 2018 and December 31, 2017, respectively	5	11
Common stock — authorized, 170,000,000 shares; issued and outstanding; 9,493,936 and 7,691,324 of $.0001 par value at March 31, 2018 and December 31, 2017, respectively	949	769
Additional paid-in capital	81,639,682	80,829,001
Accumulated deficit	(69,028,467)	(67,076,492)
TOTAL STOCKHOLDERS’ EQUITY	12,612,175	13,753,295
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$14,133,765	$16,078,822

BIO-KEY International, Inc. and Subsidiary
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended March 31,
	2018	2017

Revenues
Services	$302,449	$320,587
License fees	102,719	496,568
Hardware	436,287	601,180
Total revenues	841,455	1,418,335
Costs and other expenses
Cost of services	154,733	38,820
Cost of license fees and other	1,024,712	622,114
Total cost and other expenses	1,179,445	660,934
Gross profit (loss)	(337,990)	757,401

Operating expenses
Selling, general and administrative	1,461,854	1,620,150
Research, development and engineering	392,154	493,444
Total operating expenses	1,854,008	2,113,594
Operating loss	(2,191,998)	(1,356,193)
Other income
Interest income	6	6
Total other income	6	6
Net loss	(2,191,992)	(1,356,187)
Convertible preferred stock dividends	(156,162)	(200,625)
Net loss available to common stockholders	$(2,348,154)	$(1,556,812)

Basic & Diluted Loss per Common Share	$(0.30)	$(0.26)

Weighted Average Shares Outstanding:
Basic & Diluted	7,851,514	6,094,955

BIO-KEY International, Inc. and Subsidiary
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2018	2017

CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(2,191,992)	$(1,356,187)
Adjustments to reconcile net loss to cash provided by operating activities:
Allowance for doubtful accounts	-	500,000
Depreciation	21,020	7,819
Amortization of intangible assets	5,655	3,402
Amortization of software license rights	659,414	341,160
Amortization of capitalized contract costs	18,668	-
Stock based directors fees	16,512	5,003
Share and warrant-based compensation for employees and consultants	533,421	156,086
Change in assets and liabilities:
Accounts receivable	2,590,770	1,000,775
Due from factor	55,820	(64,253)
Capitalized contract costs	(144,018)	-
Inventory	47,687	(105,527)
Software license rights	(11,954)	53,628
Prepaid expenses and other	(14,221)	(13,171)
Accounts payable	(246,245)	(313,150)
Accrued liabilities	(163,343)	44,692
Deferred revenue	(133,427)	(143,324)
Net cash provided by operating activities	1,043,767	116,953
CASH FLOW FROM INVESTING ACTIVITIES:
Capital expenditures	(32,857)	(13,893)
Net cash used for investing activities	(32,857)	(13,893)
CASH FLOW FROM FINANCING ACTIVITIES:
Costs to issue preferred and common stock	-	(5,946)
Net cash used for financing activities	-	(5,946)
NET INCREASE IN CASH AND CASH EQUIVALENTS	1,010,910	97,114
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	288,721	1,061,307
CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,299,631	$1,158,421